Exhibit 3.1.1
COLE CREDIT OFFICE/INDUSTRIAL TRUST, INC.
ARTICLES OF AMENDMENT
     Cole Credit Office/Industrial Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Article SECOND of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:
Cole Corporate Income REIT, Inc.
     SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.
     THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and attested by its Secretary this 25th day of August, 2010.

ATTEST:		COLE CREDIT OFFICE/INDUSTRIAL TRUST, INC.

By:	/s/ Rick Lavin	By:	/s/ D. Kirk McAllaster, Jr.

Name:	Rick Lavin	Name:	D. Kirk McAllaster, Jr.
Title:	Secretary	Title:	Executive Vice President and Chief Financial Officer